Exhibit 10.6

JFROG LTD.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted and approved [_____], and effective as of the Effective Date

JFrog Ltd. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Non-Employee Directors”). This Non-Employee Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Non-Employee Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2020 Share Incentive Plan, as amended from time to time (the “Plan”). Each Non-Employee Director will be solely responsible for any tax obligations incurred by such Non-Employee Director as a result of the equity awards and cash and other compensation such Non-Employee Director receives under this Policy. This Policy will be subject to the terms of the Company’s Compensation Policy for Executive Officers and Directors, as may be amended from time to time (the “Compensation Policy”), including any aggregate limits on compensation in such Compensation Policy.

Subject to Section 9 of this Policy, this Policy will become effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended, with respect to any class of the Company’s securities (the “Registration Statement,” and such date, the “Effective Date”).

1. CASH COMPENSATION

A. Annual Cash Retainers for Service as Non-Employee Director. As of the Effective Date, each Non-Employee Director will be paid a cash retainer of $30,000 per year. There are no per meeting attendance fees for attending Board meetings or meetings of any committee of the Board.

B. Additional Annual Cash Retainers for Service as Lead Non-Employee Director, Committee Chair and Committee Member. As of the Effective Date, each Non-Employee Director who serves as the lead Non-Employee Director or the chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Lead Non-Employee Director:	$10,000
Audit Committee Chair:	$20,000
Member of Audit Committee:	$10,000
Compensation Committee Chair:	$15,000
Member of Compensation Committee:	$6,000
Nominating and Governance Committee Chair:	$7,500
Member of Nominating and Governance Committee:	$4,000

For clarity, each Non-Employee Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided that the Non-Employee Director who serves as the Lead Non-Employee Director will receive the annual fee as an Non-Employee Director and the additional annual fee as the Lead Non-Employee Director.

C. Payments. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Non-Employee Director who has served in the relevant capacity at any point during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such immediately preceding Fiscal Quarter. For purposes of clarity, an Non-Employee Director who has served as an Non-Employee Director, as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Non-Employee Director has served in the relevant capacities. For purposes of clarity, an Non-Employee Director who has served as an Non-Employee Director, as a member of an applicable committee (or chair thereof), as applicable, from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Non-Employee Director has served in the relevant capacities.

2. EQUITY COMPENSATION

Non-Employee Directors will be eligible to receive all types of Awards, other than Incentive Stock Options (but including 102 Awards) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Non-Employee Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

A. No Discretion. No person will have any discretion to select which Non-Employee Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except as provided in Sections 2.E. and 9 below.

B. Initial Awards. Subject to the provisions of the Compensation Policy, each individual who first becomes an Non-Employee Director (either by election or appointment) following the Effective Date will be granted an equity award (an “Initial Award”) as follows:

(i) First Year of Trading. With respect to each individual who first becomes an Non-Employee Director following the Effective Date (either by election or appointment) but on or prior to the one (1) year anniversary of the Effective Date, the Initial Award will consist of Options (each, an “Initial Option Award”) to purchase a number of Shares having a Value (as defined below) of $350,000, with any resulting fractional Share rounded down to the nearest whole Share. Such Options will be nonstatutory stock options for U.S. tax purposes.

(ii) After First Year of Trading. With respect to each individual who first becomes an Non-Employee Director following the one (1) year anniversary of the Effective Date, the Initial Award will consist of RSUs (each, an “Initial RSU Award”) covering a number of Shares having a Value of $350,000, with any resulting fractional Share rounded down to the nearest whole Share.

(iii) Terms. The Initial Award will be granted automatically on the first trading day on or after the date on which such individual first becomes an Non-Employee Director (the first date as an Non-Employee Director, the “Initial Start Date”), whether through election by the Company’s shareholders or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Non-Employee Director due to termination of employment will not entitle the Non-Employee Director to an Initial Award. Subject to Section 4 of this Policy, each Initial Award will be scheduled to vest as follows, whether the Initial Award consists of an Initial Option Award or an Initial RSU Award: one-twelfth (1/12th) of the Shares subject to the Initial Award will be scheduled to vest on each three (3) month anniversary of the Non-Employee Director’s Initial Start Date on the same day of the month as such Initial Start Date (or on the last day of the month if there is no corresponding day in such month), in each case subject to the Non-Employee Director continuing to be a Director through the applicable vesting date.

C. Annual Awards. On the first trading day immediately following each Annual Meeting of the Company’s shareholders (an “Annual Meeting”) that occurs after the Effective Date, each Non-Employee Director who has completed at least six (6) months of continuous service as an Non-Employee Director as of the date of such Annual Meeting automatically will be granted an award of RSUs (an “Annual Award”) covering a number of Shares having a Value of $175,000, with any resulting fractional Share rounded down to the nearest whole Share. Subject to Section 4 of this Policy, each Annual Award will be scheduled to vest as follows: one-fourth (1/4th) of the Shares subject to the Annual Award will be scheduled to vest on each three (3) month anniversary of the date of grant on the same day of the month as such date of grant (or on the last day of the month if there is no corresponding day in such month), in each case subject to the Non-Employee Director continuing to be a Director through the applicable vesting date.

D. Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award will be as follows:

i. The term of each Initial Option Award will be ten (10) years, subject to earlier termination as provided in the Plan.

ii. The exercise price per Share of each Initial Option Award will be equal to 100% of the Fair Market Value per Share on such Initial Option Award’s grant date.

iii. Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Compensation Committee, as applicable, for use thereunder.

iv. For purposes of this Policy, “Value” means the grant date fair value as determined in accordance with U.S. generally accepted accounting principles, or such other methodology the Board and/or the compensation committee of the Board (the “Compensation Committee”), as applicable, may determine prior to the grant of the applicable Award becoming effective.

v. Israeli Non-Employee Directors may be granted Initial Awards and Annual Awards that qualify as 102 Awards.

E. Revisions. The Board or the Compensation Committee, as required under applicable law, may change and otherwise revise the terms of Initial Awards and Annual Awards granted under this Policy, including, without limitation, the number of Shares subject thereto and type of Award, subject to the terms of the Compensation Policy and the provisions of the Companies Law – 5759-1999 and the regulations promulgated thereunder (the “Companies Law”).

3. OTHER COMPENSATION AND BENEFITS

Subject to the provisions of the Compensation Policy, Non-Employee Directors also may be eligible to receive other compensation and benefits, as may be determined by the Board and/or its Compensation Committee, as applicable, from time to time, subject to the terms of the Compensation Policy and the Companies Law.

4. MERGER/SALE

In the event of a Merger/Sale, each Non-Employee Director will fully vest in his or her outstanding Company equity awards as of immediately prior to a Merger/Sale, including any Initial Awards and Annual Awards, provided that the Non-Employee Director continues to be an Non-Employee Director through the date of the Merger/Sale.

5. TRAVEL EXPENSES

Each Non-Employee Director’s reasonable, customary, and properly documented, out-of-pocket travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company, subject to and in accordance with the Company’s expense reimbursement policies as then in effect.

6. ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

7. SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or its Affiliates have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless an Non-Employee Director or any other person for any taxes imposed, or other costs incurred, as a result of Section 409A.

8. SHAREHOLDER APPROVAL

The Company’s shareholders are required to approve this Policy prior to the Effective Date. Unless otherwise required by applicable law, following the initial approval of this Policy by the Company’s shareholders prior to the Effective Date, payment of compensation and grants of awards to Non-Employee Directors pursuant to the Policy will not be subject to approval by the Company’s shareholders.

9. REVISIONS

Subject to the requirements of the Companies Law, including the approval of the Company’s shareholders (if applicable), the Board and the Compensation Committee may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Non-Employee Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Non-Employee Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it with respect to Awards granted pursuant to this Policy prior to the date of such termination, including without limitation such applicable powers set forth in the Plan.

*            *             *